SCHEDULE 14C INFORMATION


Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934


Check the appropriate box:

[  ]      Preliminary Information Statement
[  ]      Confidential, for Use of the Commission Only (as permitted by Rule
          14c5(d)(2))
[X]       Definitive Information Statement

                               Orchard Series Fund
                (Name of Registrant As Specified In Its Charter)

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          [X] No fee required.

          [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and
              0-11

          1) Title of each class of securities to which transaction applies:

          2) Aggregate number of securities to which transaction applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          4) Proposed maximum aggregate value of transaction:

          5) Total fee paid:


          [ ] Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

          1) Amount Previously Paid:

          2) Form, Schedule or Registration Statement No.:

          3) Filing Party:

          4) Date Filed:

                               ORCHARD SERIES FUND

Orchard S&P 500(R) Index Fund            Orchard Nasdaq-100(R) Index Fund
Orchard DJIASM Index Fund                Orchard Index 600 Fund

                         (the "Equity Index Portfolios")

                   Executive Offices:        8515 East Orchard Road
                                             Greenwood Village, Colorado 80111

                   Mailing Address:          P.O. Box 1700
                                             Denver, Colorado 80201


                              INFORMATION STATEMENT



         On February 13, 2003, the Board of Trustees of Orchard Series Fund (the "Fund') approved a Sub-Advisory Agreement effective April 1, 2003 between GW Capital Management, LLC (doing business as Maxim Capital Management, LLC ("MCM")), the Fund and BNY Investment Advisors, a separately identifiable division of The Bank of New York, a New York State chartered bank, registered as an investment adviser under the Investment Advisers Act of 1940 ("BNY"), authorizing BNY to serve as the sub-adviser for the Equity Index Portfolios (the "New Sub-Advisory Agreement"). The New Sub-Advisory Agreement is the same in all substantive respects to the previous Sub-Advisory Agreement (the "Previous Sub-Advisory Agreement"), dated May 1, 2002 in effect between MCM, the Fund and Barclays Global Fund Advisors ("Barclays Global"), except the sub-advisory fees which MCM pays to BNY differ from the sub-advisory fee structure in the Previous Sub-Advisory Agreement and the effective date and termination dates are different. There will be no change in the advisory fees paid by the Fund to MCM. MCM will pay BNY's sub-advisory fee.

         MCM, a wholly owned subsidiary of Great-West Life & Annuity Insurance Company ("GWL&A"), is located at 8515 East Orchard Road, Greenwood Village, CO 80111. MCM provides investment advisory services to the Fund pursuant to an Investment Advisory Agreement (the "MCM Advisory Agreement") dated December 5, 1997, and as amended. The MCM Advisory Agreement provides that, subject to the requirements of the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder, MCM at its expense may select and contract with sub-advisers to manage investments of one or more of the Portfolios of the Fund. MCM has selected BNY to manage the investments of the Equity Index Portfolios and such selection was approved by the Board of Trustees of the Fund at the February 13, 2003 meeting.

         The Fund operates under a manager-of-managers structure under an order issued by the Securities and Exchange Commission ("SEC"). The current order permits MCM to hire sub-advisers or amend sub-advisory agreements without shareholder approval. The Board of Trustees of the Fund must approve such sub-advisory agreements, and the Fund must provide specified information to shareholders within 90 days of the hiring of any new sub-adviser or the retention of a sub-adviser whose ownership has changed significantly. This Information Statement is being provided to shareholders to fulfill such information requirement and is being mailed on or about June 26, 2003.


         NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTER DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         Background. Prior to the appointment of BNY as the Sub-adviser for the Equity Index Portfolios, Barclays Global served as Sub-adviser for the Equity Index Portfolios. In December 2002, Barclays gave notice of its intention to resign as Sub-adviser to the Equity Index Portfolios in the first quarter of 2003. MCM immediately undertook to select a replacement Sub-adviser and, after extended due diligence, recommended that the Board of Trustees of the Fund appoint BNY as the new Sub-adviser for the Equity Index Portfolios.

            In the course of the selection process, MCM reviewed performance and background criteria, as well as written proposals and in-person presentations by a number of investment advisory firms. In evaluating the proposals, MCM considered, among other things, the nature and quality of the services to be provided by each sub-adviser candidate, comparative data as to each sub-adviser candidate's investment performance, the experience and financial condition of the sub-adviser and its affiliates, the level of sub-advisory fees to be paid compared to industry averages, the sub-adviser candidate's commitment to mutual fund advisory activities and the quality of the sub-adviser candidate's proposal generally. Upon completion of the review process, MCM recommended to the Board of Trustees of the Fund approval of BNY as the new Sub-adviser of the Equity Index Portfolios.

            The Board of Trustees then undertook to review the recommendation by MCM. At the February 13, 2003 meeting, the Trustees were provided with financial and other information about BNY and noted that BNY manages over $76 billion in assets. They were also provided with performance information relating to BNY and information about their investment styles and current personnel. The Board of Trustees considered the terms of the New Sub-Advisory Agreement and the fact that they were substantially the same as the Previous Sub-Advisory Agreement. With respect to the nature, scope and quality of the services to be provided by BNY, the Board considered, among other things, BNY's personnel, experience in managing similar index funds, resources and track record, their ability to provide or obtain such services as may be necessary in managing, acquiring and disposing of investments on behalf of the Portfolios, and performing research and obtaining and evaluating the economic, statistical and financial data relevant to the investment policies of the Portfolios. The Board also considered BNY's reputation for management of their specific investment strategies, BNY's overall financial condition, technical resources, and operational capabilities. With respect to the advisory fee rates payable to BNY, the Board considered fees payable by similar funds managed by other advisers, which indicate that fees to be paid do not deviate greatly from those fees paid by other similar funds. The Trustees considered the fact that there would be no change in the advisory fees paid by the Fund to MCM. The Trustees considered the fact that there would be no change in the advisory fees paid by the Fund to MCM. The Trustees concluded that entering into the New Sub-Advisory Agreement was in the best interest of the Equity Index Portfolios and their shareholders and voted unanimously, with the "non-interested" Trustees voting separately, to appoint BNY as the new Sub-adviser to the Equity Index Portfolios effective April 1, 2003 and to approve the New Sub-Advisory Agreement.


INFORMATION  ABOUT BNY, a  separately  identifiable  division of The Bank of New
York

            BNy is the investment management arm of The Bank of New York, and, as of March 31, 2003, manages over $76 billion in assets for customers worldwide. Asset management is one of five main business lines for the Bank and accounts for 12% of the organization's overall business. The Bank of New York was founded in 1784 by Alexander Hamilton and is one of the largest commercial banks in the United States. They have been managing funds since 1832. It is located at One Wall Street, New York, New York 10286.

            Except as otherwise specified herein, all information about BNY in this Information Statement has been provided by BNY. The Bank of New York is a wholly-owned subsidiary of The Bank of New York Company, Inc. The Bank of New York Company, Inc. is a publicly traded company. Through its profit sharing and ESOP plans, approximately 10% of the outstanding Bank stock is employee-owned.


Principal Executive Officers and Directors of The Bank of New York Company, Inc. The tables below list the individuals who serve as principal executive officers and directors of The Bank of New York Company, Inc. and their principal occupations. The address for the Bank of New York personnel is One Wall Street, New York New York 10286.

                                    Directors
Thomas A. Renyi                  Chairman and Chief Executive Officer, The Bank of New York Company, Inc. and The
                                 Bank of New York
Alan R. Griffith                 Vice Chairman, The Bank of New York Company, Inc. and The Bank of New York
Gerald L. Hassell                President, The Bank of New York Company, Inc. and The Bank of New York
William R. Chaney                Retired; Formerly Chairman Tiffany & Co.
Nicholas M. Donofrio             Senior Vice President, Technology and Manufacturing, IBM Corporation
Richard J. Kogan                 President and Chief Executive Officer, Schering-Plough Corporation
John A. Luke, Jr.                Chairman, President and Chief Executive Officer, Mead/Westvaco Corporation
John C. Malone                   Chairman, Liberty Media Corporation
Paul Myners, CBE                 Chairman, Guardian Media Group plc
Catherine A. Rein                President and Chief Executive Officer, Metropolitan Property and Casualty
                                 Insurance Company
William C. Richardson            President and Chief Executive Officer, W.K. Kellogg Foundation
Brian L. Roberts                 President and Chief Executive Officer, Comcast Corporation
J. Carter Bacot                  Retired; Formerly Chairman and Chief Executive Officer, The Bank of New York
                                 Company, Inc. and The Bank of New York
Frank J. Biondi, Jr.             Senior Managing Director, WaterView Advisors LLC


                                    Officers
Thomas A. Renyi                   Chairman and Chief Executive Officer
Alan R. Griffith                  Vice Chairman
Gerald L. Hassell                 President
Robert J. Mueller                Senior Executive Vice President
Bruce W. von Saun                Senior Vice President and Chief Financial Officer
Kevin C. Piccoli                 Auditor
Thomas J. Mastro                 Controller
J. Michael Shepherd              Executive Vice President, General Counsel and Secretary


        There are no arrangements or understandings made in connection with the New Sub-Advisory Agreement between MCM and BNY with respect to the composition of the Board of Directors of MCM or the Board of Directors of the Fund or with respect to the selection or appointment of any person to any office with any of them.


Other Funds Managed by BNY. BNY serves as investment adviser or sub-adviser to other investment company funds similar to the Equity Index Portfolios. BNY has not waived, reduced or otherwise agreed to reduce its compensation under any applicable contract for these funds. Information about these funds appears in the following table.


                                                                                      Management Fees (as
                                                                   Assetss as of      annual percentage of
Fund Group                   Fund                                  12/31/02           net assets)
-----------                  ----                                  -------------      ---------------------

BNY Hamilton Funds            S&P 500 Fund                         $58,000,000            0.35%
BNY Hamilton Funds*           International Equity Fund            $101,000,000           0.75%
BNY Hamilton Funds*           International Equity CRT Fund        $6,700,000             0.75%
Willamette Funds**            Willamette Value Fund                $5,000,000             1.00%

* BNY was named as investment adviser to these funds effective April 1, 2003. The fee reflected does not include other expenses. ** Willamette is paid a management of 1.00%. For the actively managed portion of this fund, BNY receives a fee of 0.45%. For its investment management services for the "Dogs of the Dow" index component of the fund, the fee paid to BNY is 0.10% on the first $50 million in assets, .07% on the next $50 million in assets, and 0.05% on assets in excess of $100 million. For each component, BNY is guaranteed a minimum of $10,000.


            The Previous Sub-Advisory Agreement was last submitted and approved by the respective shareholders of the Equity Index Portfolios at a Special Meeting of the Shareholders on April 4, 2002 for the purpose of obtaining shareholder approval of the aggregation of sub-advisory fees between the Fund, Maxim Series Fund, Inc. and Financial Administrative Services Corporation ("FASCorp") as described below. The Previous Sub-Advisory Agreement was last approved by the Trustees, including the Trustees who are "non-interested," at a meeting of the Board of Trustees on April 11, 2002. Except for different effective and termination dates and the sub-advisory fee schedule, the terms of the New Sub-Advisory Agreement are similar in all material respects to the terms of the Previous Sub-Advisory Agreement.


         For its services provided under the Previous Sub-Advisory Agreement, Barclays was paid by MCM a fee computed daily and paid monthly based on the aggregate assets of the Orchard S&P 500 Index(R) Fund, Orchard Index 600 Fund, Orchard Nasdaq-100 Index(R) Fund, Orchard DJIA IndexSM Fund, Maxim Stock Index Portfolio, Maxim Growth Index Portfolio, Maxim Value Index Portfolio, Maxim Index 600 Portfolio, and Maxim Index 400 Portfolio, and existing and future Barclays Global Investors, N.A. ("BGI") domestic or non-US daily-valued collective fund index investment strategies for which FASCorp was collective fund servicing agent. Assets in each type of index strategy were aggregated for purposes of fee calculation as set forth below:

         Fees for the domestic index strategies applied to the aggregate assets of the Orchard S&P 500 Index(R) Fund, Orchard Index 600 Fund, Orchard Nasdaq-100 Index(R) Fund, and Orchard DJIA IndexSM Fund, Maxim Stock Index Portfolio, Maxim Growth Index Portfolio, Maxim Value Index Portfolio, Maxim Index 600 Portfolio, Maxim Index 400 Portfolio, and existing and future BGI domestic collective fund index investment strategies for which FASCorp was collective fund servicing agent as follows:

                       Domestic Index Strategies:
                       First $2.250 billion      0.03%
                       Next $1.000 billion       0.02%
                       Over $3.250 billion       0.01%


         During the fiscal year ended December 31, 2002, MCM paid Barclays $680,704.50 for its sub-advisory services for the Equity Index Portfolios pursuant to the Previous Sub-Advisory Agreement. If the new sub-adviser fees had been in effect during the last fiscal year, BNY would have received $126,950 with respect to the Equity Index Portfolios, representing a decrease of $61,976 or 32.80% from the fees paid to Barclays. Based on the assets in the Equity Index Portfolios at March 31, 2003 of approximately $547,148,625, the annual sub-adviser fees paid by MCM would have decreased from $164,145 to $109,428, a decrease of $54,717 or 33.33%.

DESCRIPTION OF THE NEW SUB-ADVISORY AGREEMENT


         The New Sub-Advisory Agreement provides that BNY, as the Sub-adviser for the Equity Index Portfolios, in return for its fee, will manage the investment and reinvestment of the Equity Index Portfolios subject to the control and supervision of the Board of Trustees and in accordance with the investment objective and policies of the Equity Index Portfolios set forth in the Fund's current registration statement and any other policies established by the Board of Trustees or MCM. In this regard, it is the responsibility of BNY to make investment decisions and to place purchase and sale orders for investment securities for each of the Equity Index Portfolios. The New Sub-Advisory Agreement states that BNY will provide at their expense all necessary investment, management and administrative facilities needed to carry out their duties under the New Sub-Advisory Agreement, but excluding brokerage expenses and pricing and bookkeeping services. MCM pays BNY a fee computed daily and paid monthly as a percentage of average daily net asset value at .02% on net assets for each Equity Index Portfolio.

         The New Sub-Advisory Agreement will remain in full force and effect through May 1, 2004 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved annually by the Board of Trustees, or by vote of the holders of a majority of the shareholders of each Equity Index Portfolio's outstanding voting securities, and by a majority of Trustees who are not "interested persons" of the Fund, MCM, the Sub-adviser or any other Sub-adviser to the Fund. The New Sub-Advisory Agreement may be terminated at any time, without payment of any penalty, by MCM, subject to the approval of the Trustees, by vote of the Trustees, by vote of a majority of the outstanding voting securities of an Equity Index Portfolio, or by BNY, in each case on 60 days' written notice. As required by the 1940 Act, the New Sub-Advisory Agreement will automatically terminate, without payment of penalty, in the event of its assignment. It also will terminate in the event that the Advisory Agreement between the Fund and MCM shall have terminated for any reason.


         The New Sub-Advisory Agreement provides that, in the absence of (i) willful misfeasance, bad faith or gross negligence on the part of BNY, or (ii) reckless disregard by BNY of its obligations and duties under the New Sub-Advisory Agreement, it shall not be liable to the Fund, MCM or to any shareholder or creditor of the Fund, for any matter in connection with the performance of any of its services under the New Sub-Advisory Agreement or for any good faith purchase or sale of any investment made by it for the Equity Index Portfolios.


         A copy of the New Sub-Advisory Agreement will be furnished, without charge, upon request to Mr. Aaron Knode, 8515 East Orchard Road, Greenwood Village, Colorado 80111; (800) 537-2033, ext. 75332



                                OTHER INFORMATION

         Shares of the Equity Index Portfolios are sold to certain qualified retirement plans and non-qualified deferred compensation plans. As well, shares of the Equity Index Portfolios are sold to FutureFunds Series Account II of Great-West Life & Annuity Insurance Company ("GWL&A"), FutureFunds Series Account II of First Great-West Life & Annuity Insurance Company and TNE Series
(k) Account of New England Life Insurance Company to fund certain variable annuity contracts. The FutureFunds Series Accounts II and TNE Series (k) Account are not registered with the Securities and Exchange Commission. On December 31, 2002, the Trustees and officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.


Investment Adviser
         MCM is a Colorado limited liability company, located at 8515 East Orchard Road, Greenwood Village, Colorado 80111, and serves as investment adviser to the Fund pursuant to the MCM Advisory Agreement. MCM is a wholly-owned subsidiary of GWL&A, which is an indirectly owned subsidiary of Great-West Lifeco Inc., a holding company. Great-West Lifeco Inc. is in turn a subsidiary of Power Financial Corporation, a financial services company. Power Corporation of Canada, a holding and management company, has voting control of Power Financial Corporation. Mr. Paul Desmarais, through a group of private holding companies, which he controls, has voting control of Power Corporation of Canada.

Investment Advisory Agreement
         Under the terms of the investment advisory agreement with the Fund, MCM acts as investment adviser and, subject to the supervision of the Board of Trustees, directs the investments of each Portfolio of the Fund in accordance with its investment objective, policies and limitations. MCM also provides the Fund with all necessary office facilities and personnel for servicing the Portfolios' investments, compensates all officers of the Fund and all Trustees who are "interested persons" of the Fund or of MCM, and all personnel of the Fund or MCM performing services relating to research, statistical and investment activities.

         In addition, MCM, subject to the supervision of the Board of Trustees, provides the management and administrative services necessary for the operation of the Fund. These services include providing facilities for maintaining the Fund's organization; supervising relations with custodians, transfer and pricing agents, accountants, underwriters and other persons dealing with the Fund; preparing all general shareholder communications and conducting shareholder relations; maintaining the Fund's records and the registration of Fund shares under federal securities laws and making necessary filings under state securities laws; developing management and shareholder services for the Fund; and furnishing reports, evaluations and analyses on a variety of subjects to the Trustees.

         The MCM Advisory Agreement will remain in effect until May 1, 2004, and will continue in effect from year to year if approved annually by the Board of Trustees including the vote of a majority of the Trustees who are not parties to the Agreement or interested persons of any such party, or by vote of a majority of the outstanding shares of the affected Portfolio.

         MCM provides investment advisory services to various unregistered separate accounts of GWL&A and to Great-West Variable Annuity Account A and Maxim Series Fund, Inc., which are registered investment companies. The directors of MCM have held, during the past two fiscal years, the following positions of a substantial nature.

Name                                Position(s)

S. Mark Corbett                     Manager and Senior Vice President, MCM; Senior Vice President, Investments,
                                    GWL&A, The Great-West Life Assurance Company ("Great-West"), Orchard
                                    Trust Company, First Great-West Life & Annuity Insurance Company ("First GWL&A")
                                    and Alta Health & Life Insurance Company ("AH&L"); Manager, Orchard Capital
                                    Management, LLC.

Mitchell T.G. Graye                 Chairman and Manager;  Executive Vice President and Chief Financial  Officer of
                                    GWL&A,  GWL&A  Financial Inc.,  First GWL&A and AH&L;  Executive Vice President
                                    and Chief Financial Officer,  United States Operations,  Great-West;  Executive
                                    Vice  President  and Chief  Operating  Officer,  One Benefits,  Inc.;  Trustee,
                                    Orchard  Series Fund;  Director,  Maxim Series Fund,  Inc.,  Committee  Member,
                                    Great-West  Variable  Annuity Account A, Manager and Chairman,  Orchard Capital
                                    Management, LLC; Director and Executive Vice President, Orchard Trust Company.

Wayne Hoffmann                      Manager and Senior Vice President, MCM; Senior Vice President, Investments,
                                    GWL&A, Great-West, Orchard Trust Company, First GWL&A and AH&L; Manager, Orchard
                                    Capital Management, LLC.

D.L. Wooden                         Manager, MCM; Executive Vice President, Financial Services, GWL&A, Great-West
                                    and First GWL&A; Director, Chairman, President and Chief Executive Officer,
                                    Orchard Trust Company; Director, Chairman and President, Financial
                                    Administrative Services Corporation, Director, BenefitsCorp, Inc. and Manager,
                                    Orchard Capital Management, LLC


Broker Commissions

         During the fiscal year ended December 31, 2002, no commissions were paid to brokers affiliated with Barclays or BNY.

Principal Underwriter, Custodian

         Greenwood Investments, LLC ("Greenwood"), a wholly owned subsidiary of MCM, is the principal underwriter for the Fund. Greenwood is located at 8515 E. Orchard Road, Greenwood Village, Colorado 80111. Bank of New York serves as the Fund's custodian.


Annual Report

         The Fund will furnish, without charge, a copy of the most recent Annual Report to the shareholders of the Equity Index Portfolios. Requests should be directed to Mr. Aaron Knode, 8515 East Orchard Road, Greenwood Village, Colorado 80111; (800) 537-2033, ext. 75332.


June 26, 2003